Products & Services Update

August 29, 2013

TO: All Members

SUBJECT: Reduction in Activity-Based Capital Stock Requirement for Advances

Under the Bank’s Capital Plan, members are required to purchase and maintain a certain level of activity-based capital stock to obtain advances and engage in other business transactions. The amount of this stock requirement can be periodically modified by the Bank, with Board of Directors approval.

In light of the growth in retained earnings over the last several years, the Bank is in a position to reduce the activity-based capital stock requirement from 4.60 percent to 4.00 percent of advances, effective September 17, 2013. This change will reduce the all-in cost of borrowing for members and will apply to both advances outstanding as of the effective date and those issued after the effective date.

As previously announced, the Bank is also now repurchasing all excess capital stock on a monthly basis. If you have any questions about these stock-related updates, please contact our Service Center at 1-800-288-3400, option 2.